Exhibit 99

news release	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION, CONTACT:
Regina Nethery
Humana Investor Relations
502-580-3644
RNethery@humana.com
Thomas Noland
Humana Corporate Communications
502-580-3674
TNoland@humana.com

Jonathan Lord to Become CEO of Navigenics

LOUISVILLE, Ky. — April 7, 2009 — Humana Inc. (NYSE: HUM) announced today that Jonathan Lord, M.D., Humana’s senior vice president and chief innovation officer, has been named chief executive officer of Navigenics, Inc., a Foster City, Calif.-based personal genomics company that uses DNA testing and analysis to determine an individual’s genetic predisposition for various health conditions with the goal of improving health outcomes in individuals across the population.

Dr. Lord, who joined Humana in 2000 as the company’s first chief innovation officer, will leave Humana and assume his new position May 1.

“As a physician-researcher and a hands-on health futurist, Jack Lord has become a global leader in health care innovation, promotion and prevention,” said Mike McCallister, president and chief executive officer of Humana. “For the past nine years, his work as the founding head of Humana’s Innovation Center has powerfully transformed the company and the entire health benefits industry.”

Among Dr. Lord’s accomplishments at Humana were the design and implementation of innovative products and services that enable consumers to choose, finance and use their health benefits with confidence and success, including SmartSuite health plans and the ground-breaking SmartSummary and SmartSummary Rx comprehensive benefits statements. In recent years he

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news release	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY40201-1438 http://www.humana.com and his team developed a number of industry-leading, consumer-focused health and wellness initiatives including HealthMiles, the Freewheelin bike-sharing program and Humana Games4Health.

Before coming to Humana, Dr. Lord was president of Health Dialog in Boston, where he helped pioneer e-enabled health care. He has also served as chief operating officer of the American Hospital Association in Washington, D.C., and is currently a member of the advisory committee to the director of the Centers for Disease Control in Atlanta.

McCallister said a successor to Dr. Lord would likely be named in the near future.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation’s largest publicly traded health, and supplemental benefits companies, with approximately 10.6 million commercial medical and Medicare Advantage members. Humana is a full-service benefits solutions company, offering a wide array of health and supplementary benefit plans for employer groups, government programs and individuals.

Over its 48-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at http://www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

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news release	Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY40201-1438 http://www.humana.com

•	Replays of most recent earnings release conference calls

•	Calendar of events (includes upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors)

•	Corporate Governance Information

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